                                                                  EXHIBIT 99.2


FOR IMMEDIATE RELEASE
July 3, 1996

                  STARWOOD LODGING TRUST TO ACQUIRE NINE HOTELS
                   FROM HOTELS OF DISTINCTION FOR $135 MILLION

LOS ANGELES, CA, July 3, 1996...Starwood Lodging Trust (the "Trust"), a real estate investment trust (REIT), and Starwood Lodging Corporation (the "Corporation"), a hotel management and operating company, whose shares are paired and trade together as a unit (NYSE: HOT), today announced that they have entered into a definitive agreement to acquire nine mid- and up-scale, full-service hotels from Hotels of Distinction Ventures, Inc. ("HODV") for $134 million, or $55,000 per key. For an additional $1 million, the Trust will acquire certain personal and intellectual property from Hotels of Distinction, Inc. ("HOD"), the hotel operating company currently managing the portfolio. Starwood Lodging Corporation will assume management of all nine hotels immediately after closing. The acquisition price represents approximately 63% of estimated replacement cost.

The portfolio consists of the following hotels:

                                                                           Total
                   Hotel                  City            State            Rooms
                   -----                  ----            -----            -----
              The Marque               Atlanta              GA              275
              The Sheraton Hotel       Needham              MA              247
              Embassy Suites           Palm Desert          CA              198
              Embassy Suites           St. Louis            MO              297
              Hotel Park Tucson        Tucson               AZ              215
              Sheraton Metrodome       Minneapolis          MN              254
              Arlington Park Hilton    Arlington Heights    IL              422
              The Hilton Hotel         Allentown            PA              224
              The Radisson Marque      Winston-Salem        NC              293
                                                                          ------
                                                                           2,425
                                                                          ======

                                     -more-

Starwood Lodging
Add 1

         The transaction was sourced, structured, and negotiated on behalf of the Trust in a private transaction by Starwood Capital Group, L.P., a diversified real estate investment firm based in Greenwich, Connecticut. Michael Mueller, who led the acquisition effort for Starwood, said "The transaction is scheduled to close in mid- to late summer, subject to certain conditions."

         "This portfolio acquisition is distinguished by its significant discount to replacement cost and is yet another successful example of our growth strategy of acquiring up-scale and mid-scale full service hotels," said Barry Sternlicht, CEO of Starwood Lodging Trust. "Furthermore, many of these hotels are strategically located in strong markets where we already have a presence, allowing certain operating efficiencies in cities like Atlanta and Boston."

         The Marque of Atlanta represents Starwood Lodging's fifth hotel property (1,669 rooms) in Atlanta, one of the strongest hotel markets in the country. Atlanta has experienced average annual growth in RevPAR of 6.5% during the past six years. The acquisition will add a hotel in the "Perimeter" sub-market, in addition to the pending acquisition of the Doubletree Hotel at Concourse.

         The Sheraton Hotel of Needham, MA, located 10 miles west of downtown Boston, boasts a favorable location and high visibility for catering to nearby telecommunications, high technology, biotechnology and medical firms, as well as Brandeis University, all of which are located in the Route 128 (1-95) corridor known as the "Silicon Valley" of the East. This acquisition will complement Starwood Lodging's recent acquisition of the Boston Park Plaza and pending acquisition of the Westin Waltham, bringing Starwood Lodging's presence in the Boston area to 1,554 rooms.

         The Embassy Suites Palm Desert is situated on nine-acres of land in the heart of the Coachella Valley, a premier desert resort area in Southern California. More than 90 golf courses are within 15 miles of the hotel, and the acclaimed El Paseo shopping district is two miles away. The Palm Springs Airport and downtown Palm Springs are approximately 15 miles from this property.

         The Embassy Suites St. Louis is located at Laclede's Landing, a recreational riverfront area on the Mississippi River, offering shopping, riverboat gambling, live music and immediate proximity to the Gateway Arch. Also within a few blocks are the recently completed TWA Dome (new home of the St. Louis Rams) and the central business district.

         The Hotel Park Tucson is located near the Catalina Mountain Foothills, 11 miles from Tucson Airport and minutes from the University of Arizona and Tucson's shopping and business districts. Adjacent to the Tucson Medical Center, the hotel was designed originally to cater to long-term guests and commercial visitors.

         The Sheraton Metrodome is 4 miles northeast of the 65,000-seat Metrodome, the University of Minnesota and the central business district of Minneapolis. The Sheraton Metrodome will complement Starwood Lodging's recently announced acquisition of the Doubletree Grand at the Mall of America, located approximately 20 miles away.

                                     -more-

Starwood Lodging
Add 2

         The Arlington Park Hilton is located in Arlington Heights, IL, 28 miles northwest of downtown Chicago and 15 miles from O'Hare Airport. It is also directly west of the Arlington International Race Course and near the Woodfield Mall and Poplar Creek Theater. The 14-story hotel, which has 65,000 square feet of meeting space, has undergone over $3 million in renovations since 1993. This property will be the Trust's second acquisition in the Chicago area following its recent purchase of the Midland Hotel.

         The Allentown Hilton is located in downtown Allentown, PA. The nine-story property is directly across from the headquarters of Pennsylvania Power & Light Company. The property offers 10,000 square feet of meeting space, a full-service restaurant, a pool and other amenities.

         The Radisson Marque of Winston-Salem is located in downtown Winston-Salem and is connected via underground passage to the 150,000 square foot Benton Convention Center. It is also within walking distance of the Stevens Center for Performing Arts and the Omni Sports Complex.

         Including this portfolio and other acquisitions that have been previously announced or closed, the Trust and the Corporation will have acquired interests in 34 hotels throughout the United States during the past twelve months. These properties aggregate approximately 11,300 rooms at a total acquisition cost of approximately $840 million. After the acquisition of these properties, Starwood Lodging will own equity interests in 62 hotels containing over 16,400 rooms.

         The Trust, which conducts all of its business as general partner of SLT Realty Limited Partnership, is the only hotel REIT whose shares are paired with a hotel operating company, the Corporation. The Corporation, which conducts substantially all of its business as managing general partner of SLC Operating Limited Partnership, leases properties from the Trust and operates them directly.

                                      # # #